CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-56203 on Form N-1A of our reports dated July 28, 2008, relating to the financial statements and financial highlights of BlackRock Small Cap Growth Fund II, one of the portfolios constituting BlackRock Series, Inc. (the “Fund”), and of BlackRock Master Small Cap Growth Portfolio, one of the portfolios constituting BlackRock Master LLC, appearing in the Annual Report on Form N-CSR of the Fund for the year ended May 31, 2008. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

September 26, 2008